Exhibit 5.1

BAKER DONELSON CENTER, SUITE 800 211 COMMERCE STREET NASHVILLE, TENNESSEE 37201
TONYA MITCHEM GRINDON, SHAREHOLDER Direct Dial: 615.726.5607 Direct Fax: 615.744.5607 E-Mail Address: tgrindon@bakerdonelson.com	MAILING ADDRESS: P.O. BOX 190613 NASHVILLE, TENNESSEE 37219 PHONE: 615.726.5600 www.bakerdonelson.com

August 7, 2018

Board of Directors

Community Healthcare Trust Incorporated

3326 Aspen Grove Drive, Suite 150

Franklin, TN  37067

Re:                             Registration Statement No. 333-213614 on Form S-3; Shares of Common Stock, par value $0.01 per share, having an aggregate offering price of up to $100 Million

Ladies and Gentlemen:

We have acted as counsel to Community Healthcare Trust Incorporated, a Maryland corporation (the “Company”), in connection with the sale and issuance of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), having an aggregate gross sales price of up to $100 Million, pursuant to that certain Sales Agency Agreement, dated as of August 7, 2018 (the “Sales Agency Agreement”), by and among the Company and Sandler O’Neill & Partners, L.P., Evercore Group L.L.C., SunTrust Robinson Humphrey, Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, Fifth Third Securities, Inc. and Janney Montgomery Scott LLC (collectively, the Agents”).

The Shares are included in a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “1933 Act”) under File Number 333-213614 (the “Registration Statement”), including the base prospectus, dated September 26, 2016 (the “Base Prospectus”) and a related prospectus supplement dated August 7, 2018 filed with the Commission pursuant to Rule 424(b) under the 1933 Act (the Base Prospectus and the prospectus supplement are referred to herein collective as the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Maryland (the “MGCL”), and we express no opinion with respect to any other laws.

In our aforesaid examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have also assumed the accuracy, completeness and authenticity of the foregoing certifications of officers and statements of fact, on which we are relying, and have made no independent investigations thereof. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in accordance with the terms of the Sales Agency Agreement, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the MGCL; (ii) upon the issue of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Company’s charter; and (iii) the Shares will not be issued in violation of any restriction or limitation contained in the Company’s charter.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated August 7, 2018 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, a professional corporation

By:	/s/ Tonya Mitchem Grindon
Tonya Mitchem Grindon
Authorized Representative